EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2014

Company to Discuss Long-Term Strategy During Today’s Conference Call

Calabasas Hills, CA – February 11, 2015 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2014, which ended on December 30, 2014.

Total revenues were $499.7 million in the fourth quarter of fiscal 2014 as compared to $475.1 million in the prior year fourth quarter.  Net income and diluted net income per share were $24.5 million and $0.48, respectively, in the fourth quarter of fiscal 2014.

Operating Results

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.4% in the fourth quarter of fiscal 2014.

“We continued to achieve a consistent level of sales at our existing Cheesecake Factory restaurants, with the fourth quarter completing our fifth consecutive year of delivering positive quarterly comparable sales.  In addition, our newer restaurants continue to outperform our Company average in sales per square foot, which speaks to the strength of our brand and multi-generational appeal,” said David Overton, Chairman and Chief Executive Officer.

“Looking back on 2014, there were many high points during the year, including our first restaurant opening in Mexico, continued expansion in the Middle East and execution of a licensing agreement for growth in Asia, in addition to a strong slate of domestic openings.  However, the operating environment was challenging and the fourth quarter was another in which we were impacted by cost pressures.  As we look forward to this year and beyond, we believe our future is bright with multiple opportunities for us to continue our leadership in casual dining and continue to grow our Company with the best talent in the industry to successfully execute our strategy,” concluded Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company opened five new restaurants in the fourth quarter of fiscal 2014, delivering on its objective to open 10 Company-owned restaurants during fiscal 2014.

Internationally, one new Cheesecake Factory restaurant opened in the Middle East in the fourth quarter of fiscal 2014, for a total of four new international locations opened during the year under licensing agreements.

In fiscal 2015, the Company continues to expect to open as many as 11 Company-owned restaurants domestically.  In addition, the Company also continues to expect as many as four restaurants to open in the Middle East and Mexico under licensing agreements.

Capital Allocation

In fiscal 2014, the Company repurchased 3.1 million shares of its common stock at a cost of $140.5 million, including 3,232 shares repurchased in the fourth quarter of fiscal 2014. The Company returned $170.8 million in cash to shareholders in fiscal 2014 in the form of share repurchases and dividends.

The Company’s Board of Directors declared a quarterly cash dividend of $0.165 per share on the Company’s common stock.  The dividend is payable on March 10, 2015 to shareholders of record at the close of business on February 25, 2015.

For fiscal 2015, the Company continues to expect that it will return its free cash flow to shareholders in the form of share repurchases and dividends.

Financial Reporting Dates for Fiscal 2015

The Company plans to announce quarterly financial results and hold conference calls to discuss its results for the first three quarters of fiscal 2015 as outlined below. The earnings press releases will be issued at approximately 1:15 p.m. Pacific Time and the conference calls will follow at 2:00 p.m. Pacific Time on the same day. Dates and times could be subject to change.

Quarter Ending	Earnings Release and Conference Call Dates
March 31, 2015	April 22, 2015
June 30, 2015	July 22, 2015
September 29, 2015	October 21, 2015

Conference Call and Webcast

The Company will hold a conference call to review its results for the fourth quarter of fiscal 2014 and discuss its long-term strategy today at 2:00 p.m. Pacific Time.  The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through March 11, 2015.  Supplemental material will be made available on the Company’s website prior to the start of the conference call.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 189 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 177 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, eight The Cheesecake Factory® restaurants operate under licensing agreements.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit thecheesecakefactory.com.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver consistent and dependable comparable sales results over a sustained period of time; the Company’s ability to successfully open new restaurants with sales performance above the Company’s average; the Company’s ability to remain relevant to consumers, to maintain high quality standards and provide guests with an exceptional experience; the Company’s ability to operate efficiently and effectively; the Company’s ability to expand its concepts domestically and work with its licensees to expand its concept internationally; the Company’s ability to execute its long-term strategy; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macroeconomic conditions; acceptance and success of The Cheesecake Factory in international markets; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended
Consolidated Statements of Operations	December 30, 2014		December 31, 2013		December 30, 2014		December 31, 2013
	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$499,673	100.0%	$475,075	100.0%	$1,976,624	100.0%	$1,877,910	100.0%
Costs and expenses:
Cost of sales	126,249	25.3%	116,015	24.4%	490,306	24.9%	455,685	24.2%
Labor expenses	162,596	32.5%	150,014	31.6%	646,102	32.7%	603,069	32.1%
Other operating costs and expenses	120,199	24.1%	113,833	24.0%	478,504	24.2%	452,571	24.1%
General and administrative expenses	29,169	5.8%	29,323	6.2%	119,094	6.0%	114,728	6.1%
Depreciation and amortization expenses	21,120	4.2%	20,452	4.3%	82,835	4.2%	78,558	4.2%
Impairment of assets and lease terminations	-	0.0%	(3,807)	(0.8)%	696	0.0%	(561)	(0.0)%
Preopening costs	5,548	1.1%	4,879	1.0%	14,356	0.7%	12,906	0.7%
Total costs and expenses	464,881	93.0%	430,709	90.7%	1,831,893	92.7%	1,716,956	91.4%
Income from operations	34,792	7.0%	44,366	9.3%	144,731	7.3%	160,954	8.6%
Interest and other (expense)/income, net	(1,871)	(0.4)%	(1,196)	(0.2)%	(6,187)	(0.3)%	(4,504)	(0.3)%
Income before income taxes	32,921	6.6%	43,170	9.1%	138,544	7.0%	156,450	8.3%
Income tax provision	8,435	1.7%	10,170	2.2%	37,268	1.9%	42,094	2.2%
Net income	$24,486	4.9%	$33,000	6.9%	$101,276	5.1%	$114,356	6.1%

Basic net income per share	$0.50		$0.64		$2.04		$2.19
Basic weighted average shares outstanding	49,198		51,352		49,567		52,229

Diluted net income per share	$0.48		$0.62		$1.96		$2.10
Diluted weighted average shares outstanding	51,207		53,604		51,584		54,377

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$450,465		$425,556		$1,792,796		$1,688,036
Other	49,208		49,519		183,828		189,874
	$499,673		$475,075		$1,976,624		$1,877,910

Income from operations:
The Cheesecake Factory restaurants	$58,524		$66,589		$240,774		$250,230
Other	3,550		5,652		14,983		19,985
Corporate	(27,282)		(27,875)		(111,026)		(109,261)
	$34,792		$44,366		$144,731		$160,954

Selected Consolidated Balance Sheet Information	December 30, 2014	December 31, 2013
Cash and cash equivalents	$ 58,018	$ 61,751
Total assets	1,176,452	1,124,114
Total liabilities	619,942	546,761
Stockholders’ equity	556,510	577,353

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Supplemental Information	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
The Cheesecake Factory comparable restaurant sales	1.4%	1.1%	1.5%	1.1%
Restaurants opened during period	5	6	10	9
Restaurants open at period-end	189	180	189	180
Restaurant operating weeks	2,425	2,315	9,510	9,156

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact from certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$24,486	$33,000	$101,276	$114,356
After-tax impact from:
- Impairment of assets and lease terminations (1)	-	(2,284)	418	(337)
Net income (non-GAAP)	$24,486	$30,716	$101,694	$114,019

Diluted net income per share (GAAP)	$ 0.48	$ 0.62	$ 1.96	$ 2.10
After-tax impact from:
- Impairment of assets and lease terminations (1)	-	(0.04)	0.01	(0.01)
Diluted net income per share (non-GAAP) (2)	$ 0.48	$ 0.57	$ 1.97	$ 2.10

(1)   The pre-tax amounts associated with these items in fiscal 2014 were $510 in the second quarter and $186 in the first quarter.  The pre-tax amounts associated with these items in fiscal 2013 were $(3,807) in the fourth quarter, $1,097 in the third quarter, $1,505 in the second quarter and $644 in the first quarter.  All items were recorded in impairment of assets and lease terminations.

(2)   Diluted net income per share may not add due to rounding.

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26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100